Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is hereby entered into by NVR, INC., a Virginia corporation (the “Company”) and DANIEL D. MALZAHN (the “Executive”) on this 4th day of November 2015.

WHEREAS, the Company and the Executive are currently parties to an Employment Agreement, dated February 19, 2013 (the “Prior Employment Agreement”), and desire to amend and restate the terms and conditions of the Prior Employment Agreement in their entirety to read as set forth herein;

WHEREAS, the Company desires to continue the Executive’s employment in the capacity of Vice President of Finance, Chief Financial Officer and Treasurer and to ensure the continued availability to the Company of the Executive’s services, and the Executive is willing to continue such employment and render such services; and

WHEREAS, the Company and the Executive have agreed that, as of the Effective Date, the terms and conditions of such employment relationship shall henceforth be as set out herein.

ACCORDINGLY, the parties agree as follows:

1.	Employment, Duties and Acceptance.

1.1

Employment by the Company.  The Company hereby employs the Executive, for itself and its affiliates, to render exclusive and full-time services to the Company.  The Executive will serve in the capacity of Vice President of Finance, Chief Financial Officer and Treasurer.  The Executive will perform such duties as are imposed on the holder of that office by the By-laws of the Company and such other duties as are customarily performed by one holding such position in the same or similar businesses or enterprises as those of the Company.  The Executive will perform such other related duties as may be assigned to him from time to time by the Company’s Board of Directors or Chief Executive Officer.  The Executive will devote his entire full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company.  This provision, however, will not prevent the Executive from investing his funds or assets in any form or manner, or from acting as a member of the board of directors of any companies, businesses, or charitable organizations, so long as such investments or companies do not compete with the Company, subject to the limitations set forth in Section 7.1.

1.2	Acceptance of Employment by the Executive. The Executive accepts such employment and shall render the services described above.

1.3

Place of Employment.  The Executive’s principal place of employment shall be the Washington, D.C. metropolitan area, subject to such reasonable travel as the rendering of services associated with such position may require.

1.4

Acknowledgement.   By signing this Agreement, the Executive acknowledges that he has received copies of the Company’s current Code of Ethics and Standards of Business Conduct (collectively, the “Code”), has read and understood the Code’s content, and agrees to comply with the Code in all respects.

2.Duration of Employment.

This Agreement and the employment relationship hereunder will continue in effect for five years from January 1, 2016 through December 31, 2020.  It may be extended beyond December 31, 2020 by mutual, written agreement at any time.  In the event of the Executive’s termination of employment during the term of this Agreement, the Company will be obligated to pay all base salary, bonus and other benefits then accrued, as well as cash reimbursement for all accrued but unused vacation, plus, if applicable, the additional payments provided for in Sections 6.1, 6.2, 6.3, 6.5, 6.7 and 6.8 of this Agreement.

3.Compensation.

3.1

Base Salary.  As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive an annual Base Salary of FOUR HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($475,000) payable in equal monthly installments of THIRTY-NINE THOUSAND FIVE HUNDRED AND EIGHTY-THREE DOLLARS AND 33 CENTS ($39,583.33).  The Company’s Compensation Committee of the Board of Directors

(the “Compensation Committee”) in its sole discretion may increase, but may not reduce, the Executive’s annual base salary.

3.2

Annual Bonus.  The Executive shall be eligible to be paid a bonus annually in cash pursuant to the Company’s annual incentive plan, as determined by the Compensation Committee (the “Annual Bonus”), in a maximum amount of 100% of the Executive’s annual base salary.  The Annual Bonus (if any) shall be earned on the last day of the calendar year to which it relates, and shall be paid at the same time (or times) and in the same manner as annual bonuses for other senior executives of the Company.  Entitlement to the Annual Bonus is dependent on the Executive meeting certain goals, which shall be established annually by the Company, and shall be subject to the approval of the Compensation Committee.

3.3

Participation in Employee Benefit Plans.  The Executive shall be permitted during the term of this Agreement, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, employee stock ownership plan or similar benefit plan of the Company, which may be available to other comparable executives of the Company generally, on the same terms as such other executives.  The Executive shall be entitled to paid vacation and all customary holidays each year during the term of this Agreement in accordance with the Company’s policies.

3.4

Expenses.  Subject to such policies as may from time to time be established by the Company’s Board of Directors, the Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive in the performance of the Executive’s services under this Agreement upon presentation of expense statements or vouchers or such other supporting information as it may require.

3.5

Stock Holding Requirement.  The Executive is required to continuously hold at all times NVR, Inc. common stock with a value equal to six (6) times the Executive’s base salary as then in effect, subject to the Company’s policy titled the NVR, Inc. Stock Holding Requirement for NVR’s Board of Directors (“Directors”) and Certain Members of Senior Management (“Senior Management”), which is incorporated herein by reference.  The stock holding requirement described in this Section 3.5 may be adjusted at any time by the Company’s Board of Directors upon thirty days’ written notice, but not more than once in any twelve (12) month period.

4.	Equity Incentive And Long-Term Incentive Plans.

The Executive is a participant in one or more of the Company’s equity incentive plans or programs available to senior executives of the Company (collectively, the “Equity Incentive Plans”).  The Executive has entered into separate agreements governing the terms of his participation in the Equity Incentive Plans.  The Executive is eligible to participate in any future equity or long-term incentive plan adopted by the Company.

5.	Deferred Compensation Plan.

The Executive has the opportunity to defer certain amounts fully earned under annual and long-term incentive plans into the Company’s deferred compensation plan, as available to senior management from time to time (the “Deferred Compensation Plan”).  The amounts deferred will be held in a fixed number of shares of NVR, Inc. common stock within a Rabbi Trust, and will be distributed to the Executive upon separation of service from the Company.  All amounts held for the Executive by the Rabbi Trust pursuant to the Deferred Compensation Plan will be fully vested and not subject to forfeiture for any reason, regardless of the reason for termination.  Distributions will be made pursuant to the terms of the Deferred Compensation Plan, subject to the Company’s Financial Policies and Procedures File 1.21, Deferred Compensation Plan Administration, and File 1.34, Insider Information, Trading, Tipping and Compliance (Executive Officers and Directors).

6.	Termination, Disability or Retirement.

6.1

Termination Upon Death.  If the Executive dies during the term hereof, this Agreement shall terminate, except that the Executive’s legal representatives shall be entitled to receive the Executive’s Base Salary and accrued Annual Bonus for the period ending on the last day of the second calendar month following the month in which the Executive’s death occurred.  For purposes of this Section 6.1, the accrued Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day of the second calendar month following the month in which Executive died divided by (y) 365 days (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year).  Payments due under this Section 6.1 will be made in a lump sum within 10 days following six months and one day after the date of death.

6.2

Disability.  If during the term hereof the Executive becomes physically or mentally disabled, whether totally or partially, so that the Executive is, as determined by the Company’s Board of Directors in its sole discretion taking into account the Executive’s eligibility for benefits under Company-sponsored long-term disability plans or programs, substantially unable to perform his services hereunder, the Executive shall transfer from active to disability status.  Nothing in this Section 6.2 shall be deemed to in any way affect the Executive’s right to participate in any disability plan maintained by the Company and for which the Executive is otherwise eligible.  If the Executive transfers to disability status, he would be entitled to receive the Executive’s Base Salary and accrued Annual Bonus for the period ending on the last day of the second calendar month following the month in which the Executive is transferred to disability status.  For purposes of this Section 6.2, the accrued Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day of the second calendar month following the month in which the Executive was transferred to disability status divided by (y) 365 days (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year).  Payments due under this Section 6.2 will be made in a lump sum within 10 days following six months and one day after the date the Executive transferred to disability status.

6.3

Retirement.  If the Executive elects to terminate employment upon meeting the established criteria for Retirement prior to the end of the term of this agreement, the Executive will be entitled to receive the Executive’s Base Salary for the period ending on the last day worked.  “Retirement” means voluntary termination of employment after attainment of age 65.  Any Annual Bonus amounts due to the Executive shall be payable, in the same form and at the same time that all other employees receive their bonus payment, to the extent performance goals for the year are achieved.  The Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day worked by the Executive divided by (y) 365 days, multiplied by the percent of the maximum Annual Bonus achieved pursuant to the performance goals in place in the year of retirement.  In addition, the Executive shall be entitled to payment of ONE HUNDRED PERCENT (100%) of his then annual Base Salary.  Payments other than the Annual Bonus due under this Section 6.3, if any, will be made in a lump sum within 10 days following six months and one day after the date of retirement.

6.4

Termination for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time by written notice to the Executive.  In such event, the Executive is not entitled to any severance pay.  A termination of the Executive under this Section 6.4 does not affect the Executive’s rights pursuant to Section 5 of this Agreement.  “Cause” means, as determined by the Board of Directors and described herein, (i) conviction of (a) a felony, (b) a willful or knowing violation of any federal or state securities law, or (c) a crime involving moral turpitude; (ii) gross negligence or gross misconduct in connection with the performance of the Executive’s duties as described in Section 1.1 herein (which shall include a breach of the Executive’s fiduciary duty of loyalty); or (iii) a material breach of any covenants by the Executive contained in any agreement between the Executive and the Company or its affiliates (including but not limited to breaching affirmative or negative covenants or undertakings set forth in Section 7 herein).

6.5

Termination Without Cause.  The Company may on sixty (60) days’ notice terminate the Executive’s employment without Cause (as such term is defined in Section 6.4) during the term of this Agreement.  In the event of a termination without Cause, as full satisfaction of the Company’s obligations to the Executive, the Executive shall be entitled to receive (i) the Executive’s Base Salary and accrued Annual Bonus for the period ending on the date of termination and (ii)  an amount equal to ONE HUNDRED PERCENT (100%) of his then annual Base Salary, paid in a lump sum within 10 days following six months and one day after the date of termination.  For purposes of this Section 6.4, the accrued Annual Bonus shall be calculated as one hundred percent (100%) of Base Salary multiplied by the fraction of (x) the number of days in the calendar year through the last day worked by the Executive divided by (y) 365 days (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year).  The Executive shall also be provided with outplacement services with a firm jointly selected by the Executive and the Company at a cost not to exceed ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

6.6

Voluntary Termination.  The Executive may on ninety (90) days’ notice terminate his employment hereunder at any time during the term of this Agreement.  In such event, he shall not be entitled to any severance pay except in the circumstances described in Sections 6.7 and 6.8 below.

6.7

Voluntary Termination With Good Reason.  In the event of a voluntary termination by the Executive with Good Reason, the Executive shall be entitled to receive the same severance pay and benefits due upon a termination without Cause pursuant to Section 6.5 above.  “Good Reason” means (i) a material diminution in the Executive’s authority, duties or responsibilities as described herein; (ii) a requirement that the Executive report to a corporate officer other than the Company’s Chief Executive Officer; (iii) a material change in the Executive’s principal place of employment to a location that is more than 50 miles from Reston, Virginia; (iv) the failure of any successor of the

Company to expressly in writing assume the Company’s obligations under this Agreement; or (v) any other action or inaction that constitutes a material breach by the Company of any agreement between the Executive and the Company or its successor.  Notwithstanding the foregoing, the Executive shall not be treated as having terminated with Good Reason unless (a) the Executive notifies the Company in writing of the event or condition constituting Good Reason within sixty (60) days after he knows, or with the exercise of reasonable diligence would have known, of the occurrence of such event or condition; (b) the Company fails within thirty (30) days after receipt of such notice to cure such event and return the Executive to the position he would have been in had the event or condition not occurred; and (c) within thirty (30) days after the end of the cure period described in clause (b), the Executive notifies the Company in writing of his intent to terminate employment; provided, however, that in no event shall the Executive’s failure to notify the Company of the occurrence of any event constituting Good Reason, or to voluntarily terminate as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of his right to resign for Good Reason as a result thereof.

6.8

Voluntary Termination-Change of Control.  In the event the Executive voluntarily terminates his employment hereunder in connection with or within one (1) year after a Change of Control of the Company (as defined below), the Executive shall receive a single lump sum payment in an amount equal to ONE HUNDRED PERCENT (100%) of his then annual Base Salary, as well as his accrued pro-rata Annual Bonus through the date of termination (regardless of whether the performance goals established pursuant to Section 3.2 are actually met for such year).  Payment of such amount shall be made in a lump sum within 10 days following six months and one day after the date of termination.  For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction or series of transactions (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are stockholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company, and where there has been a material diminution in the Executive’s authority, duties or responsibilities as described herein.

6.9

Voluntary Termination-Change in Senior Leadership Accompanied by Change in Business Philosophy.  If the Company elects a new Chairman and/or appoints a Chief Executive Officer (the “New Senior Leader”) and provided that on or after the date of such election and/or appointment, the Board of Directors or New Senior Leader enacts major changes in the Company’s business philosophy, mission or business strategies, the Executive may voluntarily terminate his employment.  To provide sufficient time for a transfer of the Executive’s responsibilities and duties, he shall be required to provide ninety (90) days’ notice prior to such voluntary termination and the Company shall have the option of extending the notice an additional thirty (30) days.  In the event the Executive voluntarily terminates his employment in connection with or within one year after the election of a New Senior Leader accompanied by any of the changes described in this Section 6.9, he shall not be entitled to any severance pay and shall not be bound by the “Covenant Not to Compete” described in Section 7.

6.10

Continuing Payments.  In the event any of the events described in this Section 6 should occur during the term of this Agreement, and result in payments to the Executive which would in their normal course continue beyond the term of this Agreement, such payments shall be made at such times and in such amounts as if the term of this Agreement had not expired.

6.11

Effect of Termination.  Except as otherwise expressly agreed to in writing by the Executive and the Company, in the event of the Executive’s termination of employment for any reason, he shall automatically be deemed to have resigned from all assignments or appointments by or positions with the Company and its affiliates.  Any such resignation shall not affect the characterization of the Executive’s termination of employment as voluntary or involuntary or with or without Cause or Good Reason.

7.	Covenant Not to Compete.

The covenant set forth in Section 7.1 shall be applicable during the employment term and for a period of one (1) year after termination in the event the Executive is terminated pursuant to Section 6.3 “Retirement”, Section 6.4 for “Cause”, Section 6.5 “Without Cause”, or Section 6.6 “Voluntary”.

In the event that the Executive terminates pursuant to Section 6.7 “Voluntary With Good Reason”, Section 6.8 “Voluntary Termination – Change of Control” or Section 6.9 “Voluntary Termination-Change in Senior Leadership Accompanied by Change in Business Philosophy”, the non-competition provisions of Section 7 become void.  All other provisions in Section 7 remain in full force and effect.

7.1

Scope.  During the term of Executive’s employment under this Agreement, and for the applicable period thereafter, Executive hereby covenants and agrees that he shall not, at any time, directly or indirectly, anywhere in the Restricted Area (i) own more than 5% of outstanding shares or control any residential Homebuilding, Mortgage Financing, or Settlement Services Business  that competes with the Company or an affiliate; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, partner, officer, director, or board member) any person or entity that competes with the Company or an affiliate in the residential Homebuilding Business, Mortgage Financing Business, or Settlement Services Business (including but not limited to an entity owned or managed by a Family member). “Restricted Area” means the counties and other units of local government in which the Company engaged in the residential Homebuilding Business, Mortgage Financing Business or Settlement Services Business, within the 24-month period prior to Executive’s termination of employment.  Further, Executive will not (a) hire or solicit for hiring, any person, who, during the last twelve (12) months prior to  Executive’s termination of employment, was an employee of the Company or provided services as a subcontractor to the Company; (b) utilize or solicit the services of, or acquire or attempt to acquire real property, goods, or services from, any developer or subcontractor utilized by the Company; or (c) solicit any customer or client or prospective customer or client of the Company with whom the Executive had any communications with or about whom the Executive had any access to information during the 12-month period prior to the Executive’s termination of employment.  Any investments made by the Executive in private equity or hedge funds/vehicles for which the Executive does not hold a controlling financial or management interest is not considered a violation of this Section 7.1.

7.2

Definitions.  For purposes of this Agreement, (i) the term “Family” shall mean Executive, Executive’s spouse, and any minor children and any entity that Executive, Executive’s spouse, and any minor children control, either directly or indirectly; (ii) “control” for purposes of the immediately preceding clause shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise); (iii) the term “Homebuilding Business” shall mean the business of designing and constructing single family homes; (iv) the term “Mortgage Financing Business” shall mean the origination, underwriting, closing, placement or sale of residential home mortgages (new home construction only); and (v) the term “Settlement Services Business” shall mean the brokering of title insurance and the performance of title searches related to loan closings in connection with the Mortgage Financing Business.

7.3

Reasonableness.  The Executive acknowledges that the restrictions contained in this Section 7 are reasonable and necessary to protect the business and interests of the Company, and that it would be impossible to measure in money the damages that would accrue to the Company by reason of the Executive’s failure to perform his obligations under this Section 7.  Therefore, the Executive hereby agrees that in addition to any other remedies that the Company may have at law or at equity with respect to this Section 7, the Company shall have the right to have all obligations, undertakings, agreements, and covenants set forth herein specifically performed, and that the Company shall have the right to obtain an order of such specific performance (including preliminary and permanent injunctive relief to prevent a breach or contemplated breach of any provision of this Section 7) in any court of the United States or any state or political subdivision thereof, without the necessity of proving actual damage; provided that the Company is not in breach of any of its obligations hereunder.

7.4

Confidentiality.  In connection with the Executive’s employment with the Company, Executive has had or may have access to confidential, proprietary, and non-public information concerning the business or affairs of the Company, including but not limited to trade secrets (as defined in Virginia Code § 59.1-336) and other information concerning the Company’s customers, developers, lot positions, subcontractors, employees, pricing, procedures, marketing plans, business plans, operations, business strategies, and methods (collectively, “Confidential Information”).  Accordingly, both during and after termination of the Executive’s employment with the Company (regardless of whether he, or the Company or an affiliate terminates his employment), he shall not misappropriate, use or disclose to any third party any Confidential Information for any reason other than as intended within the scope of his employment. In the event that the Executive is required by law to disclose any Confidential Information, the Executive agrees to give the Company prompt advance written notice thereof, to the extent possible, and to provide the Company, if requested, with reasonable assistance in obtaining an order to protect the Confidential Information from public disclosure.  Upon termination of the Executive’s employment for any reason, or at any other time upon request of the Company, the Executive shall immediately deliver to the Company all documents, forms, blueprints, designs, policies, memoranda, or other data (and copies hereof), in tangible, electronic, or intangible form, relating to the business of the Company or any of its affiliates.  Notwithstanding the foregoing, Confidential Information shall not include information that (i) the Executive had in his possession as of the commencement of his employment with the Company or its affiliates, provided that such information is not subject to a confidentiality agreement with, or other obligation of secrecy to, the Company or its affiliates, or (ii) becomes publicly available other than through disclosure by the Executive in violation of this Agreement or any other applicable agreement.

7.5

No Conflict.  The Covenant Not to Compete set forth in this Section 7 shall supersede and override any and all limitations on Executive’s right to compete with the Company including, without limitation, any similar covenants not to compete in the Equity Incentive Plans and shall be the sole standard by which Executive shall be bound.

8.Other Provisions.

8.1

Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission, or if mailed, four days after the date of mailing as follows:

(i)	if the Company, to:

NVR, Inc.

Attn: Senior Vice President of Human Resources

11700 Plaza America Drive

Suite 500

Reston, VA 20190

(ii)	if the Executive, to:

Daniel D. Malzahn

8.2	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

8.3.

Waiver and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  No waiver by the Company or the Executive of a breach of, or of a default under, any of the provisions of this Agreement, nor the Company’s or the Executive’s failure on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as to the waiver of any such provision, rights, or privileges hereunder.

8.4	Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

8.5

Assignability.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  The Company shall assign this Agreement and its rights, together with its obligations, to any entity which will substantially carry on the business of the Company subject to the Executive’s rights set forth in this Agreement.

8.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.7	Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.8

Indemnification.  The Company agrees to indemnify the Executive, to the fullest extent permitted under Virginia and any other applicable law, against any and all expenses reasonably incurred by the Executive, including attorney’s fees, in connection with any action, suit, or proceeding, whether civil, criminal, or administrative and whether formal or informal, including but not limited to any judgment, settlement, fine or penalty or any excise tax related to any employee benefit plan, (each a “proceeding”), to which the Executive is a party (whether as plaintiff, defendant or otherwise) in which any person (including but not limited to the Company or any governmental agency) seeks to (i) impose on the Executive any sanction or liability by reason of any action the Executive took or failed to take in his capacity as an executive officer of the Company or by reason of the Executive’s status as an executive officer of the Company, or (ii) recover or withhold from the Executive any compensation, equity award or other benefit paid or payable to him by the Company or allocated or granted to him under any plan maintained or administered by the Company. Unless a determination has been made that indemnification is not permissible, the Company shall make advances and reimbursements for expenses reasonably incurred by the Executive in a proceeding as described above upon receipt of an undertaking from the Executive to repay the same if it is ultimately determined that the Executive is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the Executive and shall be accepted without reference to the Executive’s ability to make repayment.  The determination that indemnification under this Section 8.8 is permissible and the authorization of such indemnification (if applicable) in a specific case shall be made in accordance with applicable law; provided that liabilities and expenses incurred because of the Executive’s willful misconduct or a knowing violation of criminal law for which the Executive is convicted shall not be indemnifiable under this Section 8.8.  The termination of a proceeding by judgment, order, settlement, conviction (except in the case of a conviction of a knowing violation of criminal law), or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the Executive acted in such a manner as to make him ineligible for indemnification.    The Executive’s right to indemnification under this Section 8.8 does not limit any right to indemnification the Executive may have under the Company’s certificate of incorporation, the Company’s bylaws, this Agreement, or any other agreement to which the Executive is a party.  The Company shall also use its best efforts to obtain coverage for the Executive under an insurance policy (whether now in force or hereinafter obtained) during the term of this Agreement covering the officers and directors of the Company or its affiliates.  This Section 8.8 shall survive the termination of this Agreement. This Section 8.8 shall also survive termination of Executive’s employment.

8.9

Termination of Employment.The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Internal revenue Code Section 409A.

9.Effective Date.

This Agreement shall be effective as of January 1, 2016.

IN WITNESS WHEREOF, The parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

NVR, INC.

By:	/s/ James Repole	/s/ Daniel D. Malzahn
	JAMES REPOLE	DANIEL D. MALZAHN